EXHIBIT 5.1

[BARLEY, SNYDER LETTERHEAD]

                                    , 2003

Fulton Financial Corporation One Penn Square Lancaster, PA 17604	Premier Bancorp, Inc. 379 North Main Street Doylestown, PA 18901

Re: Merger of Fulton Financial Corporation and Premier Bancorp, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Fulton Financial Corporation (“Fulton”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 4,877,178 shares of the $2.50 par value common stock of Fulton, which is the maximum number of shares to be issued pursuant to the terms of the Agreement and Plan of Merger, dated January 16, 2003 (the “Merger Agreement”), entered into between Fulton and Premier Bancorp, Inc. (“Premier”). The following transactions will occur upon consummation of the Merger Agreement: (i) Premier will be merged with and into Fulton, (ii) Fulton will survive the Merger, (iii) Premier’s wholly owned subsidiary, Premier Bank (“Premier Bank”), will become the wholly-owned subsidiary of Fulton and (iv) each share of the no par value common stock of Premier (the “Premier Common Stock”) will be converted into 1.34 shares of the $2.50 par value common stock of Fulton (the “Fulton Common Stock”).

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1) All of the shares of Premier Common Stock that are issued and outstanding at the time of the Merger will be duly authorized, validly issued, fully paid and nonassessable;

(2) All conditions precedent to the obligations of Premier as set forth in the Merger Agreement will have been satisfied at the time of the Merger;

(3) All covenants required to be performed by Fulton, Premier and Premier Bank on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(4) The shares of Fulton Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement and the statutory laws of the United States of America and the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that the shares of Fulton Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement on Form S-4 of Fulton, and we further consent to the reference to our name in the proxy statement/prospectus included as part of the Registration Statement, under the captions “Material Federal Income Tax Consequences” and “Legal Matters”.

Very truly yours,

Barley, Snyder, Senft & Cohen, LLC